UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2015

American Realty Capital Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or		Identification No.)
organization)

405 Park Avenue, 14th Floor

New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2015, American Realty Capital Hospitality Trust, Inc. (the “Company”) and American Realty Capital Hospitality Operating Partnership, L.P. (the “OP”), as guarantors, and certain wholly-owned subsidiaries of the OP (the “Borrowers”), as borrowers, entered into a Term Loan Agreement (the “Agreement”) with Deutsche Bank AG New York Branch, as administrative agent and Deutsche Bank Securities Inc., as sole lead arranger and book-running manager.

The Agreement, which has an effective date of September 1, 2015, provides for up to $450 million in financing (the “Loans”) at a rate equal to a base rate plus a spread of between 2.75% and 3.25% for Eurodollar rate Loans and between 1.75% and 2.25% for base rate Loans, depending on the aggregate debt yield and aggregate loan-to-value of the properties securing the Loans measured periodically. The Loans will be funded on a delayed draw basis in up to ten advances, which may be used: (i) to fund closing consideration required to complete the seven separate closings of hotels (“Hotels”) to be acquired in the Company’s previously announced pending acquisitions of separate, independent hotel portfolios from affiliates of each of Summit Hotel Properties (NYSE:INN), Noble Investment Group, LLC and Wheelock Street Capital, LLC; or (ii) for general working capital purposes. Each advance is subject to customary funding conditions and there can be no assurance that all, or any, of the advances will be funded.

The Agreement has a term of three years, with two one-year extension options, and will be secured by the fee interest in the Hotels as and when they are acquired. No advance may exceed the least of (i) 65% of the aggregate appraised value of the Hotels pledged as collateral, (ii) 65% of the aggregate purchase price of the Hotels pledged as collateral, and (iii) the adjusted net operating income for the Hotels pledged as collateral divided by 11.5%, and no advances may be made after June 30, 2016.

Pursuant to the Agreement, the Borrowers agreed to make periodic payments into an escrow account with the administrative agent under the Agreement (on behalf of the lenders) for future property improvements at the Hotels. The actual amount of payments required and timing thereof remain subject to negotiation with the applicable franchisors related to their requirements with respect to property improvement plans for the Hotels, but at this time the total payments are estimated to be approximately $50 million funded in multiple deposits beginning in the second quarter of 2016 through the first quarter of 2018.

Certain limited recourse obligations of the Borrowers under the Agreement are guaranteed by the OP and the Company. The Company and the OP have also agreed to guarantee the first half of property improvement escrows required to be funded pursuant to the Agreement.

The Agreement includes the following financial covenants: minimum debt service coverage ratio applicable to the Borrowers, minimum consolidated net worth applicable to the Company and minimum consolidated liquidity applicable to the Company.

The Agreement was entered into pursuant to a commitment letter entered into in July 2015, and there are no other material relationships between the Company, the OP and Borrowers, on the one hand, and Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., on the other hand.

The summary of the material terms of the Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company will file the Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 or an earlier filing with the SEC.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

On August 24, 2015, American Realty Capital Hospitality Trust, Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: August 24, 2015	By:	/s/ Jonathan P. Mehlman
	Name:	Jonathan P. Mehlman
	Title:	Chief Executive Officer and President